UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 11, 2016

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(state or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street
Sacramento CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The McClatchy Company (the "Company"), sponsors The McClatchy Company Retirement Plan, a frozen defined benefit plan (the “Pension Plan”), under which benefits have accrued for certain Company employees and employees of Company subsidiaries that are part of the same controlled group of corporations as the Company (the “Subsidiaries”). On February 11, 2016, the Company, through certain Subsidiaries contributed parcels of real estate owned by the respective Subsidiaries (the “Contribution) located in Raleigh, NC; Charlotte, NC; Garner, NC; Gulfport, MS; Doral, FL; and Fresno, CA (each, a “Property” and together the “Properties”) to the Pension Plan, pursuant to a series of substantially similar contribution agreements between the Company, the respective Subsidiary, the Pension plan and the limited liability company established to hold each Property. A copy of the form of contribution agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Properties were contributed to the Pension Plan to fund certain of the Company’s obligations to the Pension Plan. The Contribution is eligible for favorable tax treatment, and the Company estimates the Contribution will generate a cash tax benefit of approximately $10 million associated with its 2015 tax returns, but realized as a reduction to its 2016 cash tax payments. The Properties, including land and buildings, were valued by an independent valuation firm for the purpose of the Contribution at $47.1 million.

Upon completion of the Contribution, the Subsidiaries will lease the Properties from the Pension Plan for eleven years. The Contribution will not have any impact on the Company’s day-to-day operations at its newspapers in these locations. The Properties will be managed by an independent real estate investment advisory firm engaged by the Pension Plan.

The Company issued a press release on February 12, 2016, regarding the Contribution to the Pension Plan, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1 99.1	Form of contribution agreement Press Release, dated February 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 12, 2016	The McClatchy Company

/s/ R. Elaine Lintecum
By: R. Elaine Lintecum Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1 99.1	Form and contribution agreement Press Release, dated February 12, 2016